Exhibit 10.1

SHAREHOLDERS-, COMPANY FORMATION AND CAPITAL
INCREASE AGREEMENT

BETWEEN	SmartLaunch A/S
	Company reg. no. 27705960	MBJ
(hereinafter referred to as SL)

AND	Rainmaking Holding 1 ApS
Company reg. no. 33071 507
(hereinafter referred to as "RM"

AND	Perfect Best International Ltd,
14th Pl., World Commerce Centre, 81401
Harbour City, 7-11 Canton Road
Hong Kong, Tsimshatsui, Kowloon
Company id. no.. 1556673
(hereinafter referred to as "PIM")

AND	Business Marketing Services, Inc
One Broadway 10th floor
Cambridge, MA 02142
Company id, no. 80.01547B7
(hereinafter referred to as ''BMSV'")

AND	Hans Pandeya
(hereinafter referred to as Hans Pandeya")

individually a Part or a Party, jointly the Parties

THIS SHAREHOLDERS' AGREEMENT (hereinafter referred to as the Agreement) regulates the Parties shareholdings in a new company to be initially formed by RM, RBI and BMSV (the Company) in which SL shall later become a shareholder via a substance capital increase as described in this Agreement.

The Company undertakes to be hound by the terms and conditions set out in this Agreement by its signature hereto.

This Agreement is to determine and lay down the rights and obligations between the respective Parties.

1.            BACKGROUND AND PURPOSE

2.            PBI, RM and BMSV have presented SL with a business plan describing how to create a profitable business based on the Software (as defined below) currently owned by SL (the Business),

3.            SOFTWARE

3.1                The Software shall be defined as all websites, databases, software, programs, applications, software licenses, source materials, data, models, prototypes (including all preparatory drafts) in whatever form owned by SL, including but not limited to electronic Form and shall also include the Domain Names (defined below) and the Hardware (defined below).

4.            DOMAIN NAMES

4.1          Domain Names shall be defined as all domain names currently owned by SL including www.smartlaunch.net and www.smartlaunch.com.

5.            HARDWARE

5.1          The Hardware shall be defined as computers, screens, test equipment, gaming consols and other items related to the development and testing of the software,

6.            SHARE CAPITAL AND BUSINESS

6.1          Initially RM, BMSV and PBI buy or form the Company as a jointly owned company with a nominal share capital of DKK B1,000 paying or injecting the following cash:

6.2          The Company shall carry out the Business. All shares inclusive of future shares in the Company shall be defined as the Shares.

Shareholder:	Nominal shareholding:	Percentage
Pm	18,0130	22,22 04
F81	18,000	22,22%
BMSV	45,000	55.56%
Total	81,000	100%

6.3          Immediately after formation of the Company SL shall subscribe for 9,000 new Shares in the Company against injecting the Software as a substance capital injection valued at DKK 550.363 resulting in a currency per new share of (550,363 /9,000) DKK 61.15. Following SL's subscription for Shares the ownership shall be as follows:

Shareholder:	Nominal shareholding:	Percentage
RM	19.000	20%
SL	9,000	10%
PBI	18,000	20%
BMSV	45,000	50%
Total	90,000	100%

6.4          Hans Pandeya personally guarantees towards the other Parties and the Company that the Software is free of any and ail third party rights and that no creditor or liquidator in SL cart raise a claim against the injection of the Software in the Company at the conditions described in this Agreement. Hans Pandeya personally guarantees towards the other Parties and the Company that all employment contracts in SL are terminated before Signing this Agreement and that the Company therefore do not take over anyone earlier employed in SL.

7.            MANAGEMENT AND BOARD OF DIRECTORS

7.1          The management of the Company (in Danish: direktionen) shall initially consist of Kasper Vardrup and Michael Bodekaer.

7.2          Initially the Company shall have no board of directors (In Danish: bestyreise/. If the Parties at a later stage decide to create a board of directors for the Company RM and PBI are as long as they hold Shares in the Company entitled to nominate each a member of the board of directors.

8.            RM & PBI’s OBLIGATIONS

8.1          Other than the obligations mentioned above RM and Pal commits to the following;

8.1.1       Handle the day-to-day management of the Company.

8.1.2       Handle sales, marketing and customer support.

9.            BMSV'S OBLIGATIONS

9.1          Specifically for the services described below in this clause 9 the Company shall pay 50 % of the Company's net revenue (defined as total revenue minus payment, transaction and reseller fees, chargebacks, exchange rate adjustment and VAT), exclusive of VAT, to BMSV starting From four months after signing of this Agreement. BMSV shall invoice the company after the end of each quarter for that foregoing quarter and hereafter the company has 10 business days to pay the invoice. If the majority of the Shares or the majority of the assets such as the Software is sold to an independent third party the Company is no any more obliged to pay the fee described In this clause 9.

9.2          BMSV will be responsible for innovation and product development of the Company, and report monthly on the progress.

9.3          BMSV will be responsible for protection of certain innovations through patent applications if deemed necessary by the management.

9.4          BMSV will assist the Company In developing the business In the US and India, and report to the Company quarterly on the progress.

9.5          BMSV will offer its services targeting filesharers to SL on a most favored nation basis.

10.          SHARE CALL OPTION

10.1        BMSV is hereby granted a call option to buy 9,000 Shares from each of RM and PBI corresponding to 50 % of RM 's and PSI 's ownership at nominal price if the following milestones are not achieved:

10.1.1      Turnover 2012 minimum DKK five (5) million.

10.1.2       SL Free completed by June 1st 2011. SL Free is a free version of the currentMB Smartlaunch 4-1 product, with the following features added: global user login system, integrated global uses account registration, payment via SMS, automatic guest login disabling to enforce global login usage.

10.3        The share Call option based on the Milestone described in clause 10.1.1 must be executed before 1 April 2013. The share call option based on the milestone described in clause 10.1.2 must be executed before 20 June 2011 by informing the Parties in writing.

11.           MINORITY RIGHTS

11.1        The below decisions can only be made with foregoing approval from PBI and RM: Commercial relations to any relatives and friends of Hans Pandeya and any company in which Hans Pandeya directly or indirectly holds a financial interest;

11.1.2           Dividend  below 90% of the annual profit;

11.1 3           Issue of new Shares in the Company;

11.1.4           M&A activities such as merger, demerger, conversion or voluntary liquidation;

11.1.5           Material reductions or expansions of the Company's activities in general, including the establishment or abandonment of existing markets or business areas;

11.1.6           Purchase and sale of real property and conclusion, termination for convenience or termination for cause of leases relating to real property except for lease agreements which are In the ordinary course of business;

11.1.7           The Company's borrowing, save for usual credit granted by suppliers;

11.1.8           Entering into loan agreements not for the purpose of financing the Company's ordinary business, working capital or new units and markets;

11.1.9           Investment including renting and leasing of assets with a yearly value in excess of 100,000 except for standard lease agreements which are in the ordinary course of lousiness, MEIJ

11.1.10         Pledging of the Company's assets and provision of warranties and guarantees, save for, however, warranties and guarantees provided as part of the ordinary operations of the Company such as but not limited to financing of new units/retail locations and financing of stock;

11.1.11         Acquisition of own Shares;

11.1,12         Appointment of the chairman of the Company's General Meetings.

12.           TRANSFER OF SHARES

2. 1               Transfer to other Parties

12.1.1           Each Party is free to transfer some or all its Shares to other Parties

12.2              Restrictions on transfer to competitors

12.2.1           The Parties are at no time, unless otherwise agreed, entitled to dispose of their Shares to third parties which at the time of transfer are engaged in activities competing with one or more of the activities conducted by the Company at the time of transfer, or to third parties who directly or indirectly awn a Controlling Interest in such companies, unless the sale is a part of a transaction where the buyer acquire all the Shares in the Company.

12.3              Right of pre-emption

12.2.1           Each Party shall have a right of pre-emotion in the event that a Party wishes to sell or otherwise transfer all or part of its Shares,

12.3.2           A selling Party shall therefore offer the other Parties to buy its Shares (the "Offered Shares") on the same proportional conditions. The offer shall state the terms and conditions, including the price offered by the selling Party.

12.3.3           If a Party wishes to exercise its right of pre-emption the Party shall give notice to the selling Party within 30 Business Days of receipt of the offer. When accepting the offer, the Party wishing to exercise its right of pre-emption shall state whether it wishes to acquire a proportionate part of the Offered Shares or a smaller or larger part thereof. If the acceptances exceed the number of Shares offered for sale, the Offered Shares shall be divided among the accepting Parties pro rata to the accepting Parties' respective shareholdings, however not more than accepted to by a Party.

12.3.4           The selling Party shall only be obliged to sell the Offered Shares if the other Parties accept the offer in respect of all the Offered Shares- If the non-selling Parties do not exercise their right of pre-emption in respect of all the Offered Shares, the selling Party is entitled to sell all or such part of the Offered Shares which the other Parties have not accepted to acquire to a third party within 6 months after the expiry of the 30 Business Days time limit stipulated for acceptance. The Offered Shares may not be sold to the third party on terms that are more favourable to the third party than the terms offered to the other Parties. Alternatively, the selling Party may accept to sell such part of the Offered Shares for which the other parties have not accepted the offer to a third party.

12.3.5           The non-selling Parties shall loyally help ensuring that the selling Party is able to disclose to a potential buyer, whom the selling Party is entitled to contact, information about the contents of this Agreement and such information about the Company in general as a potential buyer may reasonably expect to receive, provided that such potential buyer has prior thereto signed a confidentiality agreement.

12.4              Intra-group transactions

12.4.1           Notwithstanding the provisions above a Party is entitled to sell or transfer its Shares or part thereof to an Affiliated Company, but In no case to more than one Affiliated Company, provided that (i) the Affiliated Company accede to this Agreement as a Party, (ii) the transferring Party guarantees the fulfillment of the Affiliated Company's obligations under this Agreement and (iii) that the Shares in question are immediately re-transferred to the relevant Party if the Affiliated Company ceases to be an Affiliated Company of said Party,

12.5              Tag-along right

12.5.1           If one or more Parties are selling the Shares to a third party and that third Party hereby obtains an ownership interest of 50% or more of the Company's share capital or otherwise obtains a Controlling Interest in the Company, the selling Party shall make the share transfer conditional upon the buying Party or third parties simultaneously offering to acquire the other Parties' Shares on the some proportional conditions as the selling Party.

12.5.2           The time stipulated far the other Parties' acceptance may not be less than 10 Business Days from the Parties' receipt of the offer,

12.6              Drag-along obligation / Exit

12.6.1           If one or more parties finds an independent third party buyer or more independent third parties acting in cooperation who is willing to pay minimum DKK 15 mlo. for 100 % of the Shares in the Company, the selling Party or Parties are entitled to demand that the other Parties sell all their Shares Co this or these independent third parties en the same proportional conditions as the Party or Parties initiating this sale. The right to demand such sale by the other Parties Is not subject to these Parties' pre-emption right to acquire the selling Parties' Shares described above,

12.7              New shareholders` endorsement of this Agreement

12.7.1           A transfer of Shares may take plate only in accordance with this Agreement and on the condition that the new shareholder endorses this Agreement, accepting in writing to become a Party thereto. The Party transferring or assigning Shares shall make the transfer or assignment conditional thereon.

13.                AUDIT AND ANNUAL REPORT

13.1              The Company's accounting year shall continue to be 1 January - 31 December.

13.2              The Company's annual report shall continue to be audited by, a state-authorized firm of independent public accountant(s). At the time of signing this agreement this is KPMG

14.                GOVERNING LAW AND JURTSIDICT1ON

14.1.             Danish law

14.1.1           This Agreement, and any non-contractual rights or obligations arising out of or in connection with it or its subject matter, shall be governed by and construed in accordance with Danish law.

14.2              Courts of Denmark

14.2.1           The Parties irrevocably agree that, for the exclusive benefit of the Purchaser, the courts of Denmark shall have exclusive Jurisdiction to settle any dispute which may arise out of or in connection with this Agreement and that accordingly any proceedings may be brought in such courts. Copenhagen City Court (Kobenhavns Byret ) shall be the court of first instance.

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IN WITNESS WHEREOF, the Shareholders hereto have caused this Agreement to be duly signed and executed, all as of 3 February 2011.

For SmartLaunch A/S	For Rainmaking Holding 1 ApS
/s/ Hans Pandeya	/s/ Kasper Vardrup

Hans Pandeya	For Perfect Best International Ltd.
/s/ Hans Pandeya	/s/ Michael Bodekaer

For Business Marketing Services, Inc.
/s/ Hans Pandeya